EXHIBIT 99.1

December 18, 2003
FOR IMMEDIATE RELEASE
Major Markets Circuit

Dateline:     Longview, Washington

Contact:      R. H. Wollenberg
              President and Chief Executive Officer
              Phone:  (360) 425-1550


               LONGVIEW FIBRE COMPANY REPORTS FOURTH QUARTER
                   AND FISCAL YEAR 2003 FINANCIAL RESULTS
              Board Votes to Forego First Quarter Dividend

     LONGVIEW, Wash., December 18, 2003 - Longview Fibre Company (NYSE:LFB) today announced net income of $3.6 million, or $0.07 per share, for its fourth quarter ended October 31, 2003, compared with net income of $7.9 million, or $0.16 per share in the comparable quarter last year. Sales for the fourth fiscal quarter were $207.8 million, compared with $215.3 million for the same period last year, and fourth quarter operating profit totaled $14.5 million compared with $19.6 million in last year's fourth fiscal quarter.
     For the fiscal year ended October 31, 2003 the company reported sales of $773.3 million and net income of $5.4 million, or $0.10 per share, compared with sales of $769.3 million and net income of $5.1 million, or $0.10 per share, in fiscal 2002. Fiscal 2002 results included electrical power sales of $4.7 million and a related operating loss of $5.7 million, and also included $8.9 million more pension income than fiscal 2003.
     R. H. Wollenberg, President and Chief Executive Officer, said, "Throughout fiscal 2003 we made great progress improving our operational efficiencies and positioning the company for improved profitability and cash flow as the U.S. economy continues to strengthen. The most indicative measure of our progress in 2003 was a 50 percent increase in cash provided by operations, to $96.1 million compared with $63.9 million during fiscal 2002. We used a portion of this improved cash flow to pay down approximately $67 million in total borrowed debt during the fiscal year, and have paid down more than $136 million since January 31, 2002. The remainder of the operational cash flow was used to fund approximately $36.8 million in capital expenditures, including modest acquisitions of timberland and improvements to our manufacturing facilities to ensure our Longview mill and 17 converting plants around the country are modern and ready to respond efficiently to increased demand.
     "Looking ahead to fiscal 2004, we continue to see encouraging signs of gradually improving domestic and Asian demand for our products. Our inventory levels, and those of the entire industry, appear well under control, creating a sound pricing and mill utilization environment. The new business processes and systems we've implemented in the past two years have now become solidly imbedded in our day-to-day operations. We continue to focus on optimizing energy costs, identifying additional operating efficiencies, managing inventory levels to improve customer service, refining procurement processes to further reduce our breakeven mill utilization levels, and enhancing our competitive posture in the marketplace for specialty paper and paperboard, and containers. We are positioned to realize greater operating leverage from any seasonal or cyclical upturn in demand."

Fourth Quarter Fiscal 2003 Compared With Fourth Quarter Fiscal 2002:

     Timber segment sales in the fourth fiscal quarter of 2003 totaled $42.1 million, a decrease of 10.4 percent compared with sales of $47.0 million in last year's fourth fiscal quarter. Reflecting in part management's decision to reduce timber harvest rates from the increased rates of fiscal year 2002, log sales declined 15.2 percent on a 13.3 percent decline in log volume, coupled with a 2.2 percent decline in average log prices. Domestic log volume decreased 14.9 percent while average prices declined 4.8 percent. Export log volume declined 6.5 percent and average prices increased 2.7 percent, compared to the fourth quarter of 2002. Lumber sales increased
11.0 percent as average prices rose 14.4 percent, partially offset by a 3.0 percent decline in volume. Timber segment operating profit totaled $16.1 million, compared with $17.4 million for the same period last year.
     In the company's paper and paperboard segment, fourth quarter sales increased 5.3 percent from last year's fourth quarter, to $53.8 million from $51.1 million. The segment incurred an operating loss of $1.2 million in the fourth quarter of fiscal 2003 compared with an operating profit of $1.1 million for the same period last year. The utilization rate at the company's Longview mill during the fourth quarter of fiscal 2003 was approximately 75 percent, compared with 68 percent in the third quarter of fiscal 2003 and 80 percent in last year's fourth quarter. The company expects a utilization rate of approximately 65 to 68 percent in the first quarter of fiscal 2004, reflecting the low seasonality of that period, and intends to keep its three higher-cost, less-efficient paper machines shut down until improved market demand for Kraft paper and paperboard warrants additional capacity.
     Paper sales declined 4.2 percent, on a 5.3 percent decline in paper volume, partially offset by a 1.6 percent increase in average price. Export paper sales declined 13.7 percent as volume fell 17.8 percent, partially offset by a 4.2 percent increase in average price. Domestic paper sales declined 1.7 percent on a 0.8 percent decline in volume and stable pricing compared with last year's fourth quarter. Total paperboard sales increased
69.4 percent in the fourth quarter, to $11.2 million from $6.6 million last year, on a 67.6 percent volume increase, partially offset by a 1.9 percent decline in average price. Domestic paperboard sales increased 143.6 percent on 174.6 percent higher volume, partially offset by a 13.8 percent decline in average price. The increased paperboard sales and volume primarily reflected the conversion from a barter arrangement to a buy-sell arrangement with two major domestic customers. The decline in average domestic paperboard price resulted from a change in product mix by selling proportionately more corrugated medium. Export paperboard sales increased 19.7 percent, due to a
16.5 percent volume increase and 0.9 percent higher average price. Continued weakening of the U.S. dollar helped us to be more price-competitive in the Asian market place.
     The company's converted products segment reported fourth quarter sales of $111.9 million, 2.1 percent lower than last year's fourth quarter sales of $114.4 million. Volume decreased 3.4 percent, partially offset by a 1.3 percent increase in average price. The segment incurred an operating loss of $0.4 million compared with an operating profit of $1.0 million in the fourth quarter of fiscal 2002.
     Capital expenditures totaled $7.0 million during the current quarter, bringing capital expenditures for fiscal 2003 to $36.8 million, compared with $44.0 million in fiscal 2002 and substantially less than the incurred $120 million in fiscal 2001 and $106 million in fiscal 2000. During the quarter, the company paid down $19 million of debt, ending the fiscal year at $507 million, a reduction of $67 million from October 31, 2002 and down $136 million from the peak balance of $643 million at January 31, 2002.
     At its regularly scheduled December 2003 board meeting, the Board of Directors voted to forego payment of a first quarter dividend. The board will continue to regularly review the dividend and adjust it as the company's operating results and debt levels warrant.

Full Year Results

     Timber segment sales in fiscal year 2003 were $163.0 million, compared with $172.2 million for fiscal year 2002; timber segment operating profit totaled $64.1 million in fiscal year 2003 compared with $71.2 million in fiscal 2002. Paper and paperboard segment sales in fiscal year 2003 were $202.5 million, an increase of 15.8 percent compared with sales of $174.9 million for fiscal 2002. Operating loss from the paper and paperboard segment totaled $10.8 million, compared with an operating loss of $18.2 million in fiscal 2002, which included allocated power sale losses of $2.3 million. Converted products segment sales in fiscal year 2003 were $407.8 million, compared with $417.5 million for fiscal 2002. Operating loss from the converted products segment totaled $8.8 million, compared with an operating loss of $12.7 million in fiscal 2002, which included allocated power sale losses of $3.4 million.

Investor Conference Call

     The company will host a conference call Friday, December 19, 2003 at 1:00 p.m. EDT, available to interested parties by dialing 800-901-5213 within the U.S. and Canada, or 617-786-2962 from other locations. A telephone replay of the conference call will be available until midnight December 26, 2003 and can be accessed from the United States and Canada at 888-286-8010, and 617-801-6888 from other locations; pass code: 26220586. The call is also being webcast by CCBN and can be accessed at Longview Fibre's web site at www.longviewfibre.com where a copy of this press release and supplemental financial information will be available at or prior to the conference call.

About Longview Fibre Company

     Longview Fibre Company is a diversified timberlands manager and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 570,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre's manufacturing facilities include one of the largest pulp-paper mills in North America at Longview, Washington; a network of 17 converting plants in 12 states; and a sawmill in central Washington. The company's products include: logs; corrugated and solid-fiber containers; commodity and specialty Kraft paper; paperboard; dimension and specialty lumber; and paper bags. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company's Web-site at www.longviewfibre.com.

Forward-Looking Statements

     This press release contains forward-looking statements, including statements concerning improving profitability and cash flow as the U.S. economy continues to strengthen, the strengthening of the U.S. economy, the ability to leverage any seasonal or cyclical upturn in demand for the company's products; anticipated pricing and market conditions for the company's products; capacity utilization, including utilization rate of the Longview mill; capital expenditure levels and the adequacy of those levels; future reductions of debt; possible effects of changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; anticipated benefits of cost reduction efforts, including optimization of energy costs, efficiency initiatives and managing future inventory levels; the company's operating leverage and competitive position; our timber harvest rates; future dividend levels; ability to resume operation of certain equipment upon increases in demand; and cash flow improvements. Forward-looking statements are based on the company's estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events could differ materially from those anticipated by the company due to a variety of factors, including, among others, developments in the world, national, or regional economy or involving the company's customers or competitors affecting supply of or demand for the company's products and energy; changes in product and energy prices; our inability to successfully implement, or obtain the benefits of, further efforts in our business process improvement initiative; changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; and unforeseen developments in the company's business, including unforeseen capital requirements or reduced cash from operations. The company does not undertake any obligation to update forward-looking statements should circumstances or the company's estimates or projections change.

                     (Financial Tables Follow


Consolidated Statement of Income
                                           THREE MONTHS      TWELVE MONTHS
                                          ENDED OCT. 31      ENDED OCT. 31
                                            UNAUDITED            AUDITED
(thousands except per share)                2003     2002     2003      2002
Net sales                               $207,828 $215,303 $773,337  $769,281
Cost of products sold, including outward
 freight                                 174,514  177,795  656,581   657,434
Gross profit                              33,314   37,508  116,756   111,847
Selling, administrative and general
 expenses                                 18,857   17,920   72,154    71,570
Operating profit                          14,457   19,588   44,602    40,277
Interest income                               55      285      327     1,993
Interest expensed                        (10,159) (11,638) (43,099)  (44,858)
Miscellaneous                              1,455    3,522    6,724     5,921
Income before income taxes                 5,808   11,757    8,554     3,333
Provision (benefit) for taxes on income    2,184    3,817    3,200    (1,800)

Net income                              $  3,624 $  7,940 $  5,354  $  5,133
  Per share                             $   0.07 $   0.16 $   0.10  $   0.10
Dividend paid per share                 $      - $      - $   0.04  $   0.03
Average shares outstanding                51,077   51,077   51,077    51,077


Segment Information
                                           THREE MONTHS      TWELVE MONTHS
                                          ENDED OCT. 31      ENDED OCT. 31
                                            UNAUDITED            AUDITED

(thousands)                                2003     2002      2003      2002
Net sales:
  Timber                               $ 42,120 $ 47,013  $163,000  $172,178
  Paper and paperboard                   53,776   51,075   202,549   174,920
  Converted products                    111,932  114,364   407,788   417,451
  Power                                       -    2,851         -     4,732
                                       $207,828 $215,303  $773,337  $769,281

Operating profit:
  Timber                               $ 16,062 $ 17,433  $ 64,145  $ 71,212
  Paper and paperboard(including
   allocated power profits)              (1,194)   1,133    (10,780) (18,214)
  Converted products (including
   allocated power profits)                (411)   1,022     (8,763) (12,721)
                                       $ 14,457 $ 19,588  $  44,602 $ 40,277


Other Information
                                           THREE MONTHS      TWELVE MONTHS
                                          ENDED OCT. 31      ENDED OCT. 31
                                            UNAUDITED            AUDITED

(thousands)                                 2003     2002     2003      2002
Sales:
  Logs, thousands of board feet           67,348   77,671  259,466   278,166
  Lumber, thousands of board feet         25,632   26,415   95,565    93,893
  Paper, tons                             69,693   73,601  280,919   243,946
  Paperboard, tons                        30,152   17,988   92,353    79,885
  Converted products, tons               138,695  143,560  505,797   519,652
  Logs, $/thousand board feet          $     483 $    494 $    503  $    509
  Lumber, $/thousand board feet              374      327      340       327
  Paper, $/ton FOB mill equivalent           575      566      569       568
  Paperboard, $/ton FOB mill equivalent      352      359      346       328
  Converted products, $/ton                  807      797      806       803


Consolidated Statement of Cash Flows

                                                      Years Ended October 31

(thousands)                                                  2003       2002
Cash provided by (used for) operations:
Net income                                             $    5,354 $    5,133
Charges to income not requiring cash:
 Depreciation                                              70,737     69,376
 Depletion and amortization                                 7,510      6,407
 Deferred taxes - net                                       3,668      6,795
(Gain) loss on disposition of capital assets               (3,368)    (2,357)

Change in:
  Accounts and notes receivable                             2,176     (2,511)
  Taxes on income, refundable                               2,293     (2,293)
  Inventories                                               6,241     11,629
  Other                                                       349      1,137
  Pension and other noncurrent assets                     (10,590)   (26,113)
  Accounts, payrolls and other taxes payable                7,984    (11,495)
  Federal income taxes payable                                  -       (606)
  Other noncurrent liabilities                              3,727      8,822
Cash provided by operations                                96,081     63,924

Cash provided by (used for) investing:
Additions to:  Plant and equipment                        (31,815)   (40,382)
               Timber and timberlands                      (4,970)    (3,584)
Proceeds from sale of capital assets                       12,092      7,080
Cash used for investing                                   (24,693)   (36,886)

Cash provided by (used for) financing:
Additions to long-term debt                                     -    213,812
Reduction in long-term debt                              (109,209)  (227,000)
Short-term borrowings                                      42,000     (6,000)
Payable to bank resulting from checks in transit            3,726     (3,901)
Accounts payable for construction                          (5,862)    (2,417)
Cash dividends                                             (2,043)    (1,532)
Cash used for financing                                   (71,388)   (27,038)

Change in cash position                                         -          -
Cash position, beginning of period                              -          -
Cash position, end of period                            $       -  $       -

Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest (net of amount capitalized)                  $  40,859   $ 36,926
  Capitalized interest                                      1,278      1,971
  Income taxes                                             (2,394)    (5,757)


Consolidated Balance Sheet

                                                      October 31

(thousands)                                        2003       2002
Assets
Current assets:
Accounts and notes receivable                 $  99,754 $  101,930
 Allowance for doubtful accounts                  1,350      1,350
Taxes on income, refundable                           -      2,293
Inventories                                      65,348     71,589
Other                                             7,109      7,458
          Total current assets                  170,861    181,920
Capital assets:
Buildings, machinery and equipment at cost    1,815,959  1,828,841
  Accumulated depreciation                    1,094,266  1,059,778
   Costs to be depreciated in future years      721,693    769,063
Plant sites at cost                               3,549      3,524
                                                725,242    772,587
Timber at cost less depletion                   185,216    187,597
Roads at cost less amortization                   8,481      8,976
Timberland at cost                               20,168     20,133
                                                213,865    216,706
          Total capital assets                  939,107    989,293
Pension and other assets                        145,436    135,229
                                             $1,255,404 $1,306,442

Liabilities and Shareholders' Equity
Current liabilities:
Payable to bank due to checks in transit      $  11,190  $   7,464
Accounts payable                                 53,132     51,168
Short-term borrowings                            44,000      2,000
Payrolls payable                                 13,465     12,138
Other taxes payable                               8,465      9,634
Current installments of long-term debt                -     62,400
          Total current liabilities             130,252    144,804
Long-term debt                                  463,003    510,195
Deferred taxes-net                              195,410    191,742
Other liabilities                                34,432     30,705
Commitments                                           -          -
Shareholders' equity:
Preferred stock; authorized 2,000,000 shares          -          -
Common stock, ascribed value $1.50 per share;
 authorized 150,000,000 shares; issued
 51,076,567                                      76,615     76,615
Additional paid-in capital                        3,306      3,306
Retained earnings                               352,386    349,075
         Total shareholders' equity             432,307    428,996
                                             $1,255,404 $1,306,442